Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 23, 2019 (except Note 9, as to which the date is April 5, 2019), with respect to the Combined Abbreviated Statements of Revenues and Direct Operating Expenses of Jagüel de los Machos and 25 de Mayo – Medanito SE included in the Registration Statement (Form F-1) and related Prospectus of Vista Oil & Gas, S.A.B. de C.V., for the registration of Series A shares of its common stock.

/s/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member firm of Ernst & Young Global Limited
City of Buenos Aires, Argentina
July 2, 2019